Exhibit 10.1

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, New York 10282-2198

May 12, 2014

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

Attention: Kent Magill

Telephone No: 312-614-7962

Project Paladin

$4,800 million Senior Secured Term Loan Facility

$500 million Senior Secured Revolving Facility

Commitment Letter

Ladies and Gentlemen:

You have advised each of Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, the “Initial Commitment Parties” and each, an “Initial Commitment Party” and, collectively with any Additional Commitment Party (defined below), the “Commitment Parties”, “we” or “us”) that The Hillshire Brands Company (“you”, the “Company”) intends to enter into the transactions described in the Description of the Transactions attached hereto as Exhibit A (as defined therein, the “Transactions”). Capitalized terms used but not defined herein shall have the meanings assigned to them in Exhibit A and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”).

You have further advised us that, in connection therewith, and subject solely to the conditions set forth in Section 7 of this Commitment Letter, the Term Sheet under the paragraph entitled “Conditions to Initial Borrowing” and Exhibit C hereto: (a) the Company intends to obtain the senior secured revolving credit facility in an aggregate amount of $500 million (the “Revolving Facility”) described in the Term Sheet and (b) the Company intends to obtain a $4,800 million senior secured term loan B facility (the “Term Loan Facility,” and together with the Revolving Facility, the “Secured Facilities”) described in the Term Sheet. Finally, you have advised us that, in addition and at your election, you may elect to issue senior unsecured notes with a tenor longer than that of the Term Loan Facility (“Senior Notes”) in an underwritten offering, Rule 144A offering or other private placement in lieu of a portion of the Term Loan Facility, in which case the principal amount of the Term Loan Facility shall be reduced on a dollar-for-dollar basis by the net proceeds received from the issuance of such Senior Notes and the marketing of any such Senior Notes shall be coordinated with the syndication of the Secured Facilities in a mutually agreed-upon manner. Notwithstanding the foregoing, regardless of whether you elect to offer or issue, or engage in discussions with respect to the offer or issuance of, Senior Notes or engage an investment bank in connection with the offering or issuance of Senior Notes, our commitments hereunder shall not be reduced or otherwise affected unless and until such Senior Notes are issued by you in an underwritten offering, Rule 144A offering or other private placement and you actually receive the proceeds thereof, in which case the aggregate commitments with respect to the Term Loan Facility shall be reduced on a dollar-for-dollar basis by the net cash proceeds actually received by you in connection with the issuance of Senior Notes. It shall not be a condition to our commitments hereunder that you offer, issue or attempt to offer or issue Senior Notes or engage an investment bank in connection with the offering or issuance of Senior Notes or that, having elected to attempt to offer or issue Senior Notes, you complete such offering or issuance.

1.	Commitments.

In connection with the Transactions, each of GS Bank and GSLP is pleased to advise you of its several and not joint commitment to provide the portion of each of the Secured Facilities set forth opposite such Initial Commitment Party’s name on Schedule 1 hereto, upon the terms and subject solely to the conditions set forth in this Commitment Letter. The commitment of each Commitment Party is collectively referred to herein as the “Commitments” and, individually, as a “Commitment”.

Subject to section 2 below, you shall have the right, at any time until 20 days after the date that this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from up to 3 additional banks, financial institutions and other entities reasonably acceptable to the Initial Commitment Parties (each an “Additional Commitment Party” and, collectively, the “Additional Commitment Parties”) to assume the rights and obligations of the Initial Commitment Parties hereunder (in respect of up to 60% of the commitments under each of the Secured Facilities) upon the execution by such entity (and any relevant affiliate) of customary joinder documentation reasonably acceptable to the Company and the Initial Commitment Parties (the “Joinder Documentation”); provided that no Additional Commitment Party shall receive economics that are greater than the economics allocated to the Initial Commitment Parties collectively hereunder. The aggregate Commitments of the Initial Commitment Parties shall be reduced (on a pro rata basis or other basis determined by the Initial Commitment Parties with notice to you) by the aggregate amount of Commitments held by any Additional Commitment Parties upon the execution by such Additional Commitment Parties of the Joinder Documentation, and each such Additional Commitment Party’s several commitment shall be allocated such that each Additional Commitment Party shall be allocated a percentage of commitments under the Revolving Facility that is at least pro rata to such Additional Commitment Party’s commitments under the Term Facility; provided that, regardless of the joinder of any Additional Commitment Party (i) the Initial Commitment Parties shall collectively retain not less than 40% of the Commitments hereunder and collectively receive not less than 40% of the compensatory economics in respect of the aggregate Commitments or, if greater, the percentage of compensatory economics provided to any Additional Commitment Party and (ii) each Additional Commitment Party shall only be entitled to economics that are no greater than proportionate to the commitment of such Additional Commitment Party with respect to the Secured Facilities.

2.	Titles and Roles

It is agreed that (i) GS Bank will act as sole lead arranger and sole bookrunner for each of the Secured Facilities (the “Lead Arranger”) and (ii) GS Bank will act as the administrative agent for each of the Secured Facilities.

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It is further agreed that GS Bank will have “left” placement in any and all marketing materials or other documentation relating to each of the Secured Facilities and shall have the roles and responsibilities customarily associated with such placements. You may appoint documentation agents, syndication agents, additional co-agents, and up to 3 joint bookrunners or additional joint lead arrangers that are Additional Commitment Parties (or affiliates thereof) reasonably acceptable to the Lead Arranger; provided that, except as set forth in paragraph 1, neither the commitments of any Initial Commitment Party nor the commitments of any Additional Commitment Party shall be reduced as a result of such appointment. You and we further agree that no other titles will be awarded and no compensation (other than those expressly contemplated by this Commitment Letter or the Fee Letter (defined below)) will be paid in connection with each of the Secured Facilities, unless you and we shall so agree.

3.	Syndication

We intend to, and reserve the right to, syndicate each of the Secured Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) (such lenders, together with the Commitment Parties, the “Lenders”); provided that it is understood that the Lead Arranger will not syndicate to (i) those persons, identified by you in writing prior to the execution and delivery of this Commitment Letter as competitors of the Company, its subsidiaries, the Target (as defined in Exhibit A), or any of their respective affiliates (other than any bona fide debt funds) to the extent such affiliates are clearly identifiable on the basis of their name, (ii) those persons identified by you in writing from time to time following the date hereof that become competitors (after the date hereof) of the Company, the Target, or any of their respective affiliates (other than any bona fide debt funds) to the extent such affiliates are clearly identifiable on the basis of their name or (iii) any person (together with its affiliates to the extent clearly identifiable on the basis of their name) identified in writing to the Lead Arranger by the Company prior to the execution and delivery of this Commitment Letter (collectively, the “Disqualified Institutions”); provided further that notwithstanding the Commitment Parties’ right to syndicate each of the Secured Facilities and receive commitments with respect thereto, (i) except in respect of any assignment to any Additional Commitment Party in accordance with Section 1 above or by GS Bank to GSLP or GSLP to GS Bank, no Commitment Party shall be relieved, released or novated from its obligations hereunder (including, but not limited to, its obligation to fund its commitment on the Closing Date subject solely to the satisfaction of the conditions set forth in Section 7 of this Commitment Letter, the Term Sheet under the paragraph entitled “Conditions to Initial Borrowing” and Exhibit C hereto) in connection with any syndication, assignment or participation of any of the Secured Facilities until after the funding on the Closing Date has occurred, (ii) except for any assignment to any Additional Commitment Party in accordance with Section 1 above or by GS Bank to GSLP or GSLP to GS Bank, no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitment in respect of any of the Secured Facilities until after the initial funding of each of the Secured Facilities and (iii) unless you otherwise agree in writing, GS Bank and GSLP shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of each of the Secured Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. Notwithstanding anything to the contrary contained herein, any resales or assignments of the Secured Facilities by any Lender (including any Initial Commitment Party) following the Closing Date shall be governed by the provisions of the Secured Facilities, as applicable, as set forth in the Term Sheet.

You agree to assist the Commitment Parties in completing a syndication reasonably satisfactory to the Commitment Parties and to you until the earlier of 90 days after the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter) (the “Syndication Date”). Such efforts to assist shall include (A) your using commercially reasonable efforts to ensure that the

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syndication efforts benefit from your and your subsidiaries’ existing lending and investment banking relationships, and to the extent practical and appropriate, the existing lending and investment banking relationships of the Target and its subsidiaries, (B) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times and places mutually agreed upon, (C) your preparing and providing (and your using commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Commitment Parties all customary information that is reasonably available to you with respect to the Company, the Target and their respective subsidiaries, and the Acquisition (in each case, to the extent permitted by the Merger Agreement), including all financial information and Projections (as defined below), in each case as the Commitment Parties may reasonably request in connection with the arrangement and syndication of each of the Secured Facilities and your assistance in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Secured Facilities), upon our request, (i) public tranche ratings for the Secured Facilities and (ii) a public corporate credit rating and public corporate family rating in respect of the Company, in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, prior to the launch of syndication of the Secured Facilities and (E) the hosting, with the Commitment Parties, of meetings of prospective Lenders (or, if you and we shall agree, conference calls in lieu of any such meeting) and “one-on-one” conference calls at reasonable times and locations to be mutually agreed. Without limiting your obligations to assist with syndication efforts as set forth above, neither obtaining any credit rating nor the commencement, conduct or completion of syndication is a condition to the Commitments or the funding of any of the Secured Facilities on the Closing Date.

Subject to the foregoing, the Lead Arranger will manage, in consultation with you, all aspects of the syndication, including (and in each case subject to the provisions set forth in this Commitment Letter) decisions as to the selection of institutions to be approached (which institutions shall be reasonably acceptable to you and excluding Disqualified Institutions) and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

At the request of the Commitment Parties, you agree to assist in the preparation of a public version of each Confidential Information Memorandum or other Information Materials (a “Public Version”) and other customary marketing materials to be used in connection with the syndication of the Secured Facilities, consisting exclusively of information with respect to you, your subsidiaries, the Target, and the Target’s subsidiaries that is either publicly available or does not contain material non-public information (within the meaning of United States federal and state securities laws) (“MNPI”) with respect to the Company, the Target or its subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you, the Target or your subsidiaries or your or their respective representatives and conspicuously marked “Public” (collectively, the “Public Information”), may, subject to the provisions of Section 10 of this Commitment Letter, be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. It is understood that, in connection

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with your assistance described above, (i) customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a customary representation by you to the Commitment Parties that the Public Information does not include material nonpublic information about you, the Target, or either of your or their respective subsidiaries or securities and (ii) each Confidential Information Memorandum shall include provisions exculpating us with respect to any liability related to the use of the contents of such Public Information or any related marketing materials by the recipients thereof. You acknowledge and agree that, subject to the provisions of Section 10 of this Commitment Letter, in addition to Public Information and unless you promptly notify us (including by email) otherwise after you and your counsel being provided a reasonable amount of time to review such documentation provided by us and comply with applicable securities law disclosure obligations, (a) drafts that are not marked confidential and the final definitive documentation with respect to each of the Secured Facilities (the “Facilities Documentation”) (excluding specified schedules thereto), (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of any of the Secured Facilities may be distributed to Public Side Lenders.

You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) (collectively, the “Borrower Materials”) to be distributed to Public Side Lenders, including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Lead Arranger and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”).

Notwithstanding anything herein to the contrary, the only financial statements that will be required to be provided to the Commitment Parties or the Lead Arranger in connection with the syndication of each of the Secured Facilities shall be those required to be delivered under Exhibit C.

4.	Information

You hereby represent and warrant that (with respect to information relating to the Target and its subsidiaries, to your knowledge) (a) all written information (other than the Projections, other forward looking information and information of a general economic or industry-specific nature) concerning you, the Target or any of your subsidiaries (including all Information Materials), that has been or will be made available to us by you, the Target or any of your or their representatives on your behalf in connection with the Transactions contemplated hereby (the “Information”), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the financial and/or business projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you, the Target or any of your or their representatives on your behalf in connection with the Transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time such Projections are made available to us (it being recognized by the Commitment Parties that such Projections are as to future

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events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances are given that any particular Projections will be realized, that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and that such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect if the Information or the Projections were being furnished and such representation were being made at such time (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect, then you will promptly supplement the Information and the Projections so that such representations are correct (to the best of your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) in all material respects under those circumstances. You understand that in arranging and syndicating each of the Secured Facilities we will be entitled to use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

5.	Fees

As consideration for the agreements of the Initial Commitment Parties hereunder, you agree to pay the fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.	Clear Market

You agree that from the date of execution and delivery of this Commitment Letter by all parties hereto until the Syndication Date, neither you nor your subsidiaries will (and you shall use commercially reasonable efforts to ensure that neither Target nor its subsidiaries will) undertake any competing offering, placement, arrangement or syndication of any senior bank financing or debt securities (other than (i) each of the Secured Facilities, (ii) the Senior Notes (so long as the marketing of such Senior Notes is coordinated with the syndication for the Secured Facilities in a mutually acceptable manner), (iii) replacements, extensions and renewals of existing indebtedness at maturity, (iv) indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and (v) other limited exceptions to be agreed, including any accounts receivable financings, any financings in the form of securitizations, real estate financings, capital leases, ordinary course of business short-term financings and/or hedging arrangements), in each case without the prior written consent of the Lead Arranger if such financing would reasonably be expected to materially impair the primary syndication of any of the Secured Facilities.

7.	Conditions Precedent

The Commitment Parties’ obligations to fund their respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to the satisfaction (or written waiver by the Initial Commitment Parties) of the following conditions (the “Conditions”): (a) the execution and delivery by the Borrower and the Guarantors of definitive documentation with respect to each of the Secured Facilities (which will be drafted by your counsel) on the terms set forth in the Term Sheet, consistent with the Documentation Principles (as defined in the Term Sheet), (b) fulfillment of the conditions set forth under “Conditions to Initial Borrowing” in the Term Sheet, and (c) the fulfillment of the conditions set forth in Exhibit C. There shall be no conditions to closing and funding (implied or otherwise, including compliance with the other terms of this Commitment Letter, the terms of Fee Letter or the terms of the Facilities Documentation), other than those expressly referred to in this Section 7.

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Upon satisfaction of the Conditions or written waiver by the Initial Commitment Parties (the date of satisfaction of such conditions or written waiver thereof, the “Closing Date”), the Initial Commitment Parties and any Additional Commitment Parties shall fund, or shall cause to be funded, each of the Secured Facilities.

8.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, the Lead Arranger, their affiliates and their respective directors, officers, employees, controlling persons, members, advisors, agents and other representatives and the successors and assigns of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, any of the Secured Facilities, the use of the proceeds thereof or the Transactions or any related transaction or any actual or threatened claim, action, suit, inquiry, litigation, investigation or proceeding (any such claim, action, suit, inquiry, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether or not such Proceeding is brought by you, your or the Target’s equity holders, affiliates, creditors or any other person, the Target or any of their respective subsidiaries or affiliates), and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, limited, in the case of counsel, to a single firm of counsel for all indemnified persons, taken as a whole (and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld), of one other firm of counsel for such affected indemnified person)) or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter provided that the foregoing indemnity will not, as to any indemnified person, apply to (A) losses, claims, damages, liabilities or related expenses (x) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s controlled or controlling affiliates or any of their respective directors, officers, employees, advisors, agents, or members (collectively, the “Related Parties”), (y) to the extent arising from any dispute solely among indemnified persons (and/or their Related Parties) other than any claims against any Commitment Party in its capacity or in fulfilling its role as a Lead Arranger, administrative agent or any similar role under any of the Secured Facilities and not arising out of any act or omission on the part of you or your subsidiaries, and (z) that arise from any material breach by such indemnified person (or its Related Parties) of its obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (B) any settlement entered into by such indemnified person or its Related Parties without your prior written consent (such consent not to be unreasonably withheld or delayed), provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense and (b) if the Closing Date occurs, to reimburse on the Closing Date, and from time to time thereafter, within 30 days of written demand (together with reasonably detailed supporting documentation) the Commitment Parties and their affiliates for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket due diligence expenses, fees of consultants hired with your prior written

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consent (not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursement and other charges of counsel, limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one firm identified in the Term Sheet (and of a single firm of local counsel to the Lead Arranger in each appropriate jurisdiction retained with your prior written consent (such consent not be unreasonably withheld or delayed), in each case, incurred in connection with any of the Secured Facilities and the preparation, negotiation and enforcement (and, with respect to enforcement, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed) of one other firm of counsel for such affected indemnified person) of the Facilities Documentation, this Commitment Letter, the Term Sheet and the Fee Letter, or the administration, amendment, modification or waiver thereof). It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and you shall have no liability to any person other than the indemnified persons to the extent set forth herein. No indemnified person or party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of such person (or any of its Related Parties), in each case as determined by a court of competent jurisdiction in a final and non-appealable decision or judgment. None of the indemnified persons or you or any of your or their affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Term Sheet, the Fee Letter, any of the Secured Facilities or the transactions contemplated hereby; provided that this sentence shall in no event limit your indemnity obligations set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability or failure to act. The relevant provisions of this Section 8 shall be superseded in each case by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

9.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons.

You also acknowledge that each Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other

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hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you, (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary claim on behalf of or in right of you, including your stockholders, employees or creditors, (f) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (g) each Commitment Party has been, is, and will be acting solely as a principal and not as an agent and (h) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein.

As you know, Goldman Sachs & Co. (“GS”) has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or GS and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

You further acknowledge that each of us is a full service securities firm engaged in a broad array of activities, including securities trading and brokerage activities as well as providing investment banking and other financial and non-financial activities and services globally. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Target and each of your subsidiaries and other companies with which you, or the Target or your respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, GS and/or its affiliates may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Company, the Target and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Company, the Target, or any of their respective affiliates. In addition, GS and/or its affiliates may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although GS and/or its affiliates in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, GS and/or its affiliates shall not have any obligation to disclose such information, or the fact that GS and/or its affiliates is in possession of such information, to the Company or to use such information the Company’s behalf.

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10.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter, nor the Term Sheet nor any of the terms or substance of any of the foregoing shall be disclosed by you to any other person except (a) at your election, to your officers, directors, employees, agents, advisors, affiliates, attorneys, accountants, professionals and other experts or agents who are directly involved in the consideration of this matter on a confidential basis, (b) as may be required in any legal, judicial or administrative proceeding, and as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof and it being understood and agreed that you shall take reasonable actions as shall be necessary to ensure such information so disclosed is accorded confidential treatment), (c) this Commitment Letter, the Term Sheet and the existence and contents hereof and thereof (but not the Fee Letter or the contents thereof other than the existence thereof and the aggregate amounts contained therein as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings and, in the case of clause (ii) below, a copy of the Fee Letter with the amount of fees and other customary items redacted) may be disclosed (i) in any syndication or other marketing material in connection with any of the Secured Facilities or any offering memorandum or prospectus in connection with the Senior Notes or in connection with any public filing requirement and (ii) to the Target and its subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates, attorneys and accountants, in each case who are directly involved in the consideration of this matter and on a confidential basis, (d) the Term Sheet (but not the Fee Letter) may be disclosed to potential Lenders and to any rating agency in connection with any of the Secured Facilities, (e) the Commitment Letter and the Term Sheet (but not the Fee Letter) may be filed by you with the Securities Exchange Commission and the aggregate fees associated with the Transaction (including the aggregate fees payable under the Fee Letter) may be disclosed in such filings and (f) to the extent any such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date. Notwithstanding anything to the contrary in the foregoing, you may disclose the fees and expenses payable under the Fee Letter and the contents thereof to prospective Additional Commitment Parties who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the same terms set forth in the next paragraph.

The Commitment Parties shall use all nonpublic information received by them in connection with this Commitment Letter, the Transactions and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies (provided that as to rating agencies, we will disclose information acting only through you and with your prior agreement), (b) to any Lender, hedging counterparty or participant or prospective Lender, hedging counterparty or participant that agrees in writing for the benefit of the Company to keep such information confidential on terms substantially similar to the terms set forth in this paragraph or otherwise reasonably acceptable to the Company (including pursuant to customary “click through” or similar electronic agreements), (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case we shall, except with respect to any audit or examination conducted by bank

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accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) (provided that any such Representative is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its controlled Representative’s compliance with this paragraph) solely in connection with the Transactions, (f) to enforce their respective rights hereunder or in the Fee Letter, (g) for the purposes of establishing a “due diligence” defense and (h) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or its Representatives in breach of this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. In addition, after the public announcement of the transactions contemplated herein, each Commitment Party may disclose the existence of the Secured Facilities and the information about the Secured Facilities that is not MNPI to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Secured Facilities. Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheet, under no circumstance will we or our affiliates disclose any confidential information to a Disqualified Institution. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the final definitive documentation with respect to each of the Secured Facilities is entered into, at which point any confidentiality undertaking in such documentation shall supersede the provisions of this paragraph.

11.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (not to be unreasonably withheld or delayed) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and indemnified persons), and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons to the extent expressly set forth herein); provided that each Initial Commitment Party may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter, including but not limited to the limitations set forth in Section 3) to any Additional Commitment Party, to any of its affiliates and to one or more prospective Lenders not constituting a Disqualified Institution.

Each Commitment Party reserves the right to employ the services of its affiliates in providing the services and performing the obligations contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in its sole discretion. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and by you. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and

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are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to any of the Secured Facilities and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN EXHIBIT C) AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED (IN EACH CASE SOLELY FOR PURPOSES OF THE CONDITIONS TO FUNDING OF EACH OF THE SECURED FACILITIES ON THE CLOSING DATE) AND (B) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATIONS (AS DEFINED IN EXHIBIT C) AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE (OR ANY OF YOUR ASSIGNEES UNDER THE MERGER AGREEMENT HAS) A RIGHT TO TERMINATE YOUR OR THEIR OBLIGATIONS THEREUNDER OR TO NOT CONSUMMATE THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the final definitive documentation with respect to each of the Secured Facilities by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in New York City or, if that court does not have subject matter jurisdiction, in any state court located in New York City, and any appellate court thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

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The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Company and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender.

The compensation, reimbursement, indemnification, jurisdiction, governing law, confidentiality, sharing of information, absence of fiduciary relationship, waiver of jury trial, service of process, venue, information, syndication provisions contained herein and in the Fee Letter (including the alternate transaction fee and “flex” provisions contained therein), and the provisions contained in this Section 11, shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of each of the Secured Facilities, (b) confidentiality of the Fee Letter and the contents thereof, (c) the provisions of Section 5 hereof and (d) the provisions of Section 6 hereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation with respect to each of the Secured Facilities upon the initial funding thereunder and you shall automatically be released from all liability in connection therewith at such funding. This Commitment Letter and the obligations hereunder, subject to the previous sentence, shall terminate automatically without any further action by any party hereto upon the earliest to occur of (a) the execution and delivery of the Facilities Documentation by all of the parties thereto and the occurrence of the initial funding of the Secured Facilities on the Closing Date, (b) the valid termination of the Merger Agreement prior to consummation of the Acquisition and (c) December 12, 2014. You may terminate this Commitment Letter and/or the Commitment Party’s commitments with respect to any of the Secured Facilities (or a portion thereof pro rata among the Commitment Parties) hereunder at any time subject to the first sentence of this paragraph and the terms of the Fee Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 12:00 p.m. noon, New York City time, on May 12, 2014. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature page (Commitment Letter)]

ACCEPTED AND AGREED AS OF MAY 12, 2014: The Hillshire Brands Company

By:	/s/ Sean M. Connolly
Name:	Sean M. Connolly
Date:	President and Chief Executive Officer

[Signature page (Commitment Letter)]

SCHEDULE 1

SECURED FACILITIES COMMITMENTS

Initial Commitment Party	Revolving Facility	Term Loan Facility
Goldman Sachs Bank USA	$500,000,000	$2,000,000,000
Goldman Sachs Lending Partners LLC	$0	$2,800,000,000

[Signature page (Commitment Letter)]

Exhibit A

Description of the Transactions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

The Company intends to acquire (the “Acquisition”), through a newly created direct wholly owned subsidiary incorporated in the State of Delaware (“Merger Sub Corp”) and a newly created direct wholly-owned subsidiary formed in the State of Delaware (“Merger Sub LLC”), Pinnacle Foods Inc., a Delaware corporation (the “Target”) pursuant to the Agreement and Plan of Merger dated as of May 12, 2014 (together with all exhibits, schedules and other attachments thereto, the “Merger Agreement”) by and among the Company, Merger Sub Corp, Merger Sub LLC, and the Target.

In connection with the Acquisition:

(a) Subject to the terms and conditions of the Merger Agreement, Merger Sub Corp will be merged with and into the Target, with the Target surviving as a wholly-owned subsidiary of the Company, and, if certain conditions are met, the Target will then be merged with and into Merger Sub LLC, with Merger Sub LLC surviving as a wholly-owned subsidiary of the Company, and the existing stockholders of the Target (subject to any stockholder appraisal rights) will receive an aggregate amount per share of $18.00 in cash and 0.5 shares of common stock of the Company (the “Merger Consideration”);

(b) The Second Amended and Restated Credit Agreement, dated as of April 29, 2013, among Target, Barclays Bank PLC and the other entities party thereto, the outstanding 4.875% Senior Notes due 2021 of the Target (the “Notes”), and certain other material existing third party indebtedness of the Target and its subsidiaries (which may exclude certain indebtedness that may, pursuant to the terms of the Facilities Documentation, remain outstanding after the Closing Date), will be repaid, repurchased, refinanced and/or satisfied and discharged and all commitments with regards thereto terminated and all liens securing the same released;

(c) The indebtedness outstanding under the Five-Year Revolving Credit Facility Agreement, dated as of May 24, 2012 (the “Hillshire Credit Facility”), among the Company, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto will be repurchased or refinanced and all commitments with regards thereto terminated. At the option of the Company, letters of credit issued under the Hillshire Credit Facility may be “rolled over” into or reissued under the Revolving Facility (so long as the issuer thereunder is a Lender under the Revolving Facility); and

(d) The Borrower shall obtain each of the Secured Facilities, as contemplated by the Commitment Letter, and may issue Senior Notes.

The transactions described in the foregoing clauses (b) and (c) are collectively referred to as the “Refinancing”. The Acquisition, the Refinancing and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

The proceeds of the Term Loan Facility shall be used on the Closing Date solely to (a) finance the Acquisition, including payment of the cash component of the Merger Consideration, (b) repay, redeem, repurchase, refinance and/or satisfy and discharge certain of the Target’s indebtedness (“Refinanced Target Debt”), (c) repay, repurchase and/or refinance the Hillshire Credit Facility, (d) to redeem the Notes, and (e) pay the premiums, fees and expenses incurred in connection with the Transactions (the “Transaction Costs”).

Exhibit B

Project Paladin

$4,800,000,000 Senior Secured Term Loan Facility

$500,000,000 Senior Secured Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	The Hillshire Brands Company (the “Borrower”).

Transactions:	As described on Exhibit A to the Commitment Letter.

Agent:	Goldman Sachs Bank USA (“Goldman”), acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Secured Facilities (in such capacities, “Agent”) for a syndicate of banks, financial institutions and other institutional lenders selected by the Lead Arrangers in consultation with and reasonably acceptable to the Borrower (the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Goldman will act as lead arranger for the Secured Facilities, and will perform the duties customarily associated with such role (together with any additional lead arrangers appointed by the Borrower in accordance with the terms of the Commitment Letter, each in such capacity, a “Lead Arranger,” and collectively, the “Lead Arrangers”). Other Lead Arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower that is a Lender under the Revolving Facility and reasonably acceptable to the Lead Arranger (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower that is a Lender under the Revolving Facility and reasonably acceptable to the Lead Arranger (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation for the Secured Facilities shall reflect the provisions set forth in the Commitment Letter and this Term Sheet and otherwise be based upon the existing credit agreement for the Target (the “Target Secured Credit Facility”), taking into account the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Acquisition) in light of their

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached.

size, industries, business and business practices, except in each case, (i) as result from changes in applicable law after April 23, 2013, (ii) as may be mutually agreed, (iii) as may be required by Goldman’s policies and practices solely as it relates to its role as Administrative Agent for similarly situated companies and (iv) as expressly provided herein (the principles set forth in this paragraph, collectively, the “Documentation Principles”).

Secured Facilities:	(A) A senior secured Term Loan Facility in an aggregate principal amount of $4,800 million (the “Term Loan Facility” and the loans thereunder, the “Term Loans”). The Term Loans will be funded in full on the Closing Date in United States Dollars. At the election of the Company, a portion of the Term Loan Facility may be replaced by the issuance of Senior Notes.

(B) A senior secured revolving credit facility in an aggregate principal amount of $500 million (together with the swingline facility referred to below, the “Revolving Facility” and, together with the Term Facility, the “Secured Facilities”), an amount to be agreed upon of which will be available through a subfacility in the form of letters of credit. The Revolving Facility will be funded in United States Dollars.

In connection with the Revolving Facility, Goldman or, at the option of Borrower, another revolving lender selected by Borrower and reasonably acceptable to Goldman (in such capacity, the “Swingline Lender”) will make available to the Borrower, upon same-day notice, a swingline facility under which the Borrower may make short-term borrowings (“Swingline Loans”) in United States Dollars of up to an aggregate amount to be agreed upon (the “Swingline Sublimit”), but in any event no less than $75 million. The Swingline Lender shall be obligated to make Swingline Loans up to the Swingline Sublimit notwithstanding that such Swingline Loans plus the pro rata share of revolving credit loans and letter of credit obligations of such Lender acting as Swingline Lender exceed its commitment. Except for purposes of calculating the commitment fee described in Annex B-1 hereto, any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The definitive documentation for the Secured Facilities will include customary provisions to protect the Swingline Lender in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a manner to be agreed).

Incremental Facilities:	The Borrower will be permitted to increase the Revolving Facility or Term Facility or add one or more additional revolving or term loan credit facilities, in each case, after the Closing Date (collectively, the “Incremental Facilities”); provided that:

(i) the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (x) $400 million plus (y) such additional amount so long as, on the date of incurrence thereof, the ratio of funded debt outstanding that is secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents included in the consolidated balance sheet of the Borrower and its restricted subsidiaries as of the date of such determination (which shall not be subject to any cap)) to Adjusted EBITDA (the “First Lien Net Leverage Ratio”) for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered, on a pro forma basis determined as of the date of incurrence will be no greater than the ratio that is 0.25x above the pro forma First Lien Net Leverage Ratio on the Closing Date, without netting the cash proceeds of such Incremental Facility and assuming, in the case of any Incremental Facilities constituting increases to the Revolving Facility or additional revolving credit facilities, that such facilities were fully drawn on the date of effectiveness thereof; provided that any loans under such additional credit facilities (including any Refinancing Facilities in respect thereof) that rank junior to the liens on the Collateral securing the Secured Facilities or that are unsecured shall be treated as being secured by a first priority lien on the Collateral for the purposes of calculating the First Lien Net Leverage Ratio above to determine whether such Incremental Facility may be incurred;

(ii) other than to the extent specified in clause (viii) below, no default or event of default shall have occurred and be continuing or would result therefrom;

(iii) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the other Secured Facilities or shall be unsecured and shall be established as part of the Facilities Documentation; provided that, if such additional credit facilities rank junior in right of security with the Secured Facilities or are unsecured, (x) such additional credit facilities will be established as a separate facility from the Secured Facilities and shall not be required to be established as part of the Facilities Documentation, (y) such Incremental Facilities shall be subject to a customary intercreditor agreement reasonably acceptable to the Agent and (z) for the avoidance of doubt, in the case of any such indebtedness that ranks junior in right of security to the other Secured Facilities or is unsecured, such indebtedness will not be subject to clause (vii) below;

(iv) the additional revolving loan commitments will mature no earlier than the Revolving Facility and all other terms of any such additional revolving loan commitments (other than pricing, maturity,

participation in mandatory prepayments or commitment reductions or ranking as to security) shall be substantially identical to the Revolving Facility or otherwise reasonably acceptable to the Agent (it being understood that (x) the Facilities Documentation will contain certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of the Revolving Facility and any Incremental Revolving Facility and (y) terms not substantially identical to the Revolving Facility which are applicable only after the then-existing scheduled maturity date of the Revolving Facility (or after all outstanding loans under the Revolving Facility are repaid in full and the commitments thereunder are terminated) are deemed acceptable to the Agent);

(v) the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term Facility and all other terms of any such additional term loan facility shall be determined by the Borrower and the lenders with respect to such Incremental Facilities as specified in the documentation governing such Incremental Facilities and shall be reasonably satisfactory to the Agent, provided that terms which are applicable only after the then-existing scheduled maturity date of the Term Loan Facility (or after all outstanding loans under the Term Loan Facility are repaid in full) are deemed satisfactory to the Agent;

(vi) with respect to mandatory prepayments of term loans and borrowings and prepayments of revolving loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the Term Facility and the Revolving Facility, respectively;

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, commitment and arranger fees or similar fees that are not paid to all lenders) of any Incremental Facility consisting of first-lien term loans exceeds the corresponding “yield” on the Term Facility by more than 50 basis points, the applicable margins for the Term Facility shall be increased to the extent necessary so that the “yield” on the Term Facility is 50 basis points less than the “yield” on the such additional first-lien term loans; provided that this clause (vii) shall not be applicable to any Incremental Facility that is incurred more than 12 months after the Closing Date; and

(viii) if such Incremental Facility is to be used for a permitted acquisition, (a) the representations and warranties the accuracy of which is a condition to the funding of such Incremental Facility may be limited to the Specified Representations and those representations of the acquired company in the applicable acquisition agreement that are material to the interests of the Lenders under the Incremental Facility and if breached would give the borrower the right to terminate or refuse to close under the applicable acquisition agreement and (b) such Incremental Facility may not be subject to the condition that no default or event of default shall have occurred and be continuing or would result therefrom.

No Lender shall be required to provide commitments for any Incremental Facilities.

Purpose:	(A) The proceeds of the Term Facility on the Closing Date will be used by the Borrower to (a) finance the Acquisition, (b) repay, redeem, repurchase, refinance and/or satisfy and discharge the Hillshire Credit Facility and the Refinanced Target Debt, (c) pay the Transaction Costs and (d) to redeem the Target’s notes.

(B) The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time on or after the Closing Date for general corporate purposes (including without limitation, for the Acquisition, Transaction Costs and permitted acquisitions).

Refinancing Facilities:	The definitive documentation for the Secured Facilities will permit the Borrower to refinance loans under the Term Facility or replace commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the definitive documentation for the Secured Facilities with the consent of the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or term loans or senior secured notes or term loans that will be secured by the Collateral on a pari passu basis with the Secured Facilities or secured notes or term loans that are junior in right of security in the Collateral (any such notes or term loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iv) the other terms and conditions of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are substantially identical to, or not materially more favorable, taken as a whole to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, the terms and conditions, taken as a whole, applicable to the Term Facility or revolving commitments being refinanced or replaced (other than covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility and revolving credit commitments existing at the time of such refinancing), as reasonably determined by the Borrower, (v) with respect to (1) Refinancing Notes or (2) any Refinancing Term Facility secured by liens on the Collateral or otherwise documented outside the Facilities Documentation, such agreements or liens will be subject to a customary intercreditor agreement reasonably acceptable to the Agent, (vi) if any such Refinancing Facility or series of Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral, (vii) the Facilities Documentation will contain certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of any Refinancing Revolving Facility and any other Revolving Facility then existing, (viii) any Refinancing Facility shall share not greater than ratably in (or, if unsecured or junior in right of payment or as to security, on a junior basis with respect to) any voluntary or mandatory prepayments of the Term Facility, and (ix) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the Term Facility or Revolving Facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Facility or Revolving Facility being refinanced or replaced will be permanently repaid and/or reduced substantially simultaneously with the issuance thereof.

In addition, the definitive documentation for the Secured Facilities will contain customary amend and extend mechanics, requiring consent of extending Lenders only to extend such Lenders’ commitments or loans.

Availability:	(A) The Term Facility shall be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B) From and after the Closing Date, the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon; provided that any borrowings on the Closing Date shall be limited to an amount to be agreed under the Revolving Facility. Amounts repaid or prepaid under the Revolving Facility may be reborrowed prior to the maturity date thereof.

(C) The full amount of the letter of credit subfacility shall be available on and after the Closing Date.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	Letters of credit under the Revolving Facility will be issued by a financial institution to be agreed and, if included as an additional Issuing Bank, one or more Lenders who agree to be an issuing bank and are acceptable to the Borrower and the Agent (each, an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the Issuing Bank and the Borrower) and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). Existing letters of credit may be back-stopped or if issued by a Lender under the Revolving Facility prior to the Closing Date may be rolled over under the Revolving Facility on the Closing Date. Letters of credit shall be issued in U.S. Dollars.

Drawings under any letter of credit shall be reimbursed by the Borrower on terms to be agreed. To the extent that the Borrower does not reimburse the Issuing Bank on such time frame, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The definitive documentation for the Secured Facilities will include customary provisions to protect the Issuing Bank, in the event any Lender under the Revolving Facility is a Defaulting Lender. In any event, if any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such defaulting Revolving Lender will, subject to customary conditions, be reallocated among the non- defaulting Revolving

Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitments and, unless fully cash collateralized or reallocated (or other arrangements satisfactory to the Issuing Bank are made), the Issuing Bank shall not be required to issue any letters of credit. In the event such reallocation does not fully cover the exposure of such non defaulting Revolving Lenders, the Issuing Bank may require the Borrower to cash collateralize or other cover such “uncovered exposure” in respect of letters of credit.

Final Maturity and Amortization:	(A) Term Facility: The Term Loan Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility with the balance payable on the maturity date of the Term Loan Facility.

(B) Revolving Facility: The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Secured Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, any Lead Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower and, after consummation of the merger, Target and each such subsidiary of Target (in each case, other than domestic subsidiaries that are subsidiaries of foreign subsidiaries and domestic subsidiaries whose assets consist solely of equity interests of one or more direct or indirect foreign subsidiaries (“FSHCOs”)) (the “Guarantors”), subject to exceptions to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) immaterial subsidiaries, (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable person becomes a direct or indirect subsidiary of the Borrower (and not created in contemplation of such acquisition)) from guaranteeing the Secured Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary for which the providing of a Guarantee could reasonably be expected to result in a material adverse tax consequence to the Borrower or one of its subsidiaries as determined in good faith by the Borrower, (e) bankruptcy remote special purpose receivables entities and captive insurance companies designated by the Borrower, (f) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, (g) any “Excluded Subsidiary” as defined in the existing credit agreement of the Target, (h) Sara Lee International TM Holdings LLC, (i) Sara Lee Holdings LLC and (j) Sara Lee Trademark Holdings Australasia LLC. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the exceptions described below and other exceptions to be agreed upon, the Secured Facilities, the Guarantees, and, at the option of the Borrower, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis (subject to certain permitted liens) by substantially all owned assets of the Borrower and each Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including, but not limited to perfected first-priority security interests in, and mortgages on, substantially all material owned tangible and intangible assets of the Borrower and each Guarantor. Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law; (vii) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications; (x) assets subject to liens securing permitted receivables financings; (xi) any “Principal Domestic Property,” any shares of stock or debt of any domestic subsidiary and any other property that would trigger the requirement that any of the Borrower’s notes (or any permitted refinancing thereof) are to be equally and ratably secured, provided that, if at the time the equal and ratable clause under the Borrower’s existing indenture (or any refinancing thereof) ceases to exist, the Borrower and its subsidiaries have an investment grade rating, any such “Principal Domestic Property” and any shares of stock or debt of any domestic subsidiary shall continue to constitute Excluded Property; and (xii) other exceptions to be mutually agreed upon. In addition, in no event shall (1) control agreements or lockbox or similar arrangements be required, (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to account debtors or other contractual third parties (other than during the continuance of an event of default) or (4) foreign-law governed security documents or perfection under foreign law be required.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles, subject to exceptions to be reasonably agreed.

Mandatory Prepayments:	Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business within 15 months and, if so committed to be reinvested, are actually reinvested within the latter of such 15 month period or 180 days after the date of such commitment, after a non-ordinary course asset sale or other non-ordinary course disposition of property (other than permitted securitizations, sales of unrestricted subsidiaries and other exceptions to be agreed) of the Borrower or any restricted subsidiary (including insurance and condemnation proceeds), 100% of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary course dispositions of property, shall be applied to prepay the loans under the Term Facility, subject to customary and other exceptions to be agreed upon.

In addition, with respect to each fiscal year of the Borrower (beginning with the fiscal year of the Borrower ending June 27, 2015 (but in the case of the fiscal year of the Borrower ended June 27, 2015, solely for the period from and after the first full fiscal quarter ending after the Closing Date through June 25, 2015)), 50% of excess cash flow (to be defined in a manner consistent with the Documentation Principles and to permit deduction for amounts reserved to repay indebtedness with a final maturity within 12 months) of the Borrower and its restricted subsidiaries for such fiscal year (stepping down to 25% and then 0% if the First Lien Net Leverage Ratio for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered is less than or equal to thresholds to be agreed) shall be used to prepay the loans under the Term Facility; provided that any voluntary prepayment of Loans made during any fiscal year (including Loans under the Revolving Facility to the extent the commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) shall be credited against excess cash flow prepayment obligations for such fiscal year on a Dollar-for-Dollar basis.

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the definitive documentation for the Secured Facilities but including any Refinancing Facilities) shall be used to prepay the loans under the Term Facility.

Notwithstanding the foregoing, each Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower and will be included in the calculation of Available Amount (as defined below).

The above-described mandatory prepayments shall be applied to the Term Facility as directed by the Borrower, or if not specified, in direct order of maturity of amortization payments.

Prepayments from foreign subsidiaries’ asset sale proceeds will be limited under the definitive documentation to the extent (y) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws or (y) the repatriation of funds to fund such prepayments would result in material adverse tax consequences, provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Secured Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as the Borrower may direct.

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loan Facility that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term Loan Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans of the Term Loan Facility with the proceeds of, or any conversion of Term Loans of the Term Loan Facility into, any new or replacement tranche of term loans bearing interest with an “effective yield” that is less than the yield applicable to the Term Loans of the Term Loan Facility and (ii) any amendment to the Term Loan Facility which reduces the yield applicable to the Term Loans of the Term Loan Facility (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans). Notwithstanding the foregoing, a Repricing Event shall not include a prepayment, repayment or amendment entered into in connection with a change of control transaction.

Representations and
Warranties:	Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Principles: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other written information in all material respects; no material adverse change after the Closing Date; absence of material litigation; compliance with laws (including PATRIOT Act, FCPA, laws with respect to sanctioned persons, OFAC, ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions to
Initial Borrowing:	The initial borrowing under the Secured Facilities will be subject solely to the applicable conditions precedent set forth in Section 7 of the Commitment Letter and Exhibit C to the Commitment Letter. The definitive credit documentation for the Secured Facilities shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in Section 7 of the Commitment Letter or Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 7 of the Commitment Letter or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Secured Facilities. The failure of any representation or warranty (other than the Specified Representations and the Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding.

Conditions to all
Subsequent Borrowings:	Delivery of notice of borrowing, accuracy of representations and warranties in all material respects (except as such representations and warranties relate to an earlier date) and absence of defaults.

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other baskets, exceptions and qualifications to be agreed upon, consistent with the Documentation Principles: maintenance of corporate existence and rights; payment of taxes; delivery of annual and quarterly consolidated financial statements (annual financial statements to be accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under the Secured Facilities occurring within one year from the time such opinion is delivered) and an annual budget; quarterly compliance certificates of the most recently ended quarter; delivery of notices of default and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws (including PATRIOT Act, FCPA and OFAC); inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; and payment of taxes.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other baskets, exceptions and qualifications to be agreed upon, consistent with the Documentation Principles, including in any event

(i) a customary shared cumulative basket amount (the “Available Amount”) to be based on an initial starting amount to be agreed plus retained “Available Amount CNI” (to be defined in the definitive documentation, but without inclusion of pre-closing periods), qualified equity sale or issuance proceeds, proceeds from the sale of unrestricted subsidiaries and any mandatory prepayments rejected by any Lender and otherwise defined in a manner consistent with the Documentation Principles, that may be used for, among other things, permitted acquisitions and other investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt and (ii) the exceptions described below:

1. Limitation on non-ordinary course dispositions of assets, with carve outs permitting, among other things, (i) the non-ordinary course disposition of assets subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including assumption of liabilities and customary designated non-cash consideration in an amount to be agreed), and net cash proceeds being reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above, (ii) permitted sale and leaseback transactions, (iii) permitted securitization financings and (iv) permitted asset swaps.

2. Limitation on investments and mergers and acquisitions; provided that (i) there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iii) of paragraph 4 below) other than with respect to the investment in acquired entities which do not become Guarantors, and (ii) other investments not to exceed the greater of $420 million and 4.0% of consolidated total assets shall be permitted (which such basket shall be aggregated with clause 3(d) below of this Negative Covenants section).

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt with carve outs for, among other things, (a) permitted refinancings of such debt, (b) the payment of a regular dividend up to $86 million per annum, with unused amounts permitted to be carried over to subsequent years, (c) the Available Amount to the extent not otherwise applied, provided that the use of the Available Amount shall be subject to no continuing event of default and Borrower being able to incur at least one more dollar of indebtedness under Section 4(C) below, (d) other restricted payments in an amount not to exceed the greater of $420 million and 4.0% of consolidated total assets (which such basket shall be aggregated with clause 2(ii) above of this Negative Covenants section), (e) cashless exchanges of debt, (f) restricted payments to repurchase stock pursuant to employee, director or management equity plans in an annual amount not to exceed an amount to be agreed, subject to a carryover and overall cap to be agreed and (g) additional restricted payments so long as, after giving effect thereto on a pro forma basis, the ratio of funded debt outstanding (net of unrestricted cash and cash equivalents, it being understood that such unrestricted cash and cash equivalents shall not be subject to any cap) to Adjusted EBITDA (the “Total Net Leverage Ratio”) for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered does not exceed a level that is 1.50x below the Total Net Leverage Ratio as in effect on the Closing Date.

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of any indebtedness if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, (A) in the case of secured indebtedness ranking pari passu with the liens on the Collateral securing the Secured Facilities, the First Lien Net Leverage Ratio on a pro forma basis is not greater than the ratio that is 0.25x above the pro forma First Lien Net Leverage Ratio on the Closing Date (provided, that any secured bank indebtedness ranking pari passu with the lien on the Collateral securing the Secured Facilities shall be subject to the same “most favored nation” yield provisions as the Incremental Term Facilities), (B) in the case of secured indebtedness ranking junior to the liens on the Collateral securing the Secured Facilities, the ratio of funded debt outstanding that is secured by a Lien on the Collateral (net of unrestricted cash and cash equivalents appearing on the balance sheet of the Borrower and its restricted subsidiaries as of the date of determination (which shall not be subject to any cap)) to Adjusted EBITDA (the “Total Secured Debt Net Leverage Ratio”) for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered on a pro forma basis is not greater than the ratio that is 0.25x above the pro forma First Lien Net Leverage Ratio on the Closing Date, and (C) in the case of other indebtedness, the ratio of Adjusted EBITDA to total interest expense (the “Fixed Charge Coverage Ratio”) for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered on a pro forma basis is at least 2.0:1.0, in each case on the date of incurrence and subject to a cap for non-guarantors to be agreed, (ii) permit the incurrence of capital lease obligations or purchase money debt so long as such obligations or debt is incurred within 365 days of the acquisition, construction, repair, replacement or improvement of the applicable assets, (iii) permit debt incurred in connection with permitted acquisitions without limit so long as at the time of incurrence, after giving effect to such acquisition and the incurrence of indebtedness related thereto on a pro forma basis, the applicable ratio level set forth in clause (i) with respect to the debt being incurred is satisfied on a pro forma basis for such acquisition or such applicable ratio is no worse than such ratio in effect immediately prior to such acquisition for any such debt assumed (but not incurred), provided that indebtedness incurred under this clause (iii) by non-Guarantors shall be subject to a cap to be agreed, (iv) permit the incurrence of Incremental Facilities, Refinancing Facilities and Refinancing Notes, (v) permit indebtedness existing on the Closing Date and permitted refinancings thereof, (vi) permit permitted securitization financings subject to limitations to be agreed, and (vii) permit additional indebtedness in an aggregate principal amount not to exceed the greater of $500 million and 7.0% of consolidated total assets plus a percentage to be agreed of net cash proceeds and cash equivalent proceeds from the sales of certain equity interests.

5. Limitation on liens.

6. Limitation on transactions with affiliates.

7. Limitation on changes in the business of the Borrower and its restricted subsidiaries.

8. Limitation on sale/leaseback transactions.

9. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

10. Limitation on changes to fiscal year.

11. Limitation on modifications to organizational documents and subordinated debt documents.

Financial Covenant:	The definitive documentation will contain only the following financial covenant with regard to the Borrower and its restricted subsidiaries on a consolidated basis, solely for the benefit of the Lenders under the Revolving Facility and solely when required as provided in the next paragraph:

a maximum Total Net Leverage Ratio set at a 30% cushion to Adjusted EBITDA (to be defined in the definitive documentation) as of the Closing Date (the “Financial Covenant”).

The Financial Covenant will be tested as of the last day of each fiscal quarter if the aggregate amount of funded loans and letter of credit usage (excluding up to $50 million in the aggregate of undrawn letters of credit) under the Revolving Facility on such date exceeds 25% of the then outstanding commitments under the Revolving Facility, with the first quarterly covenant test to commence as of the last day of the first full fiscal quarter after the Closing Date (if otherwise applicable on such date).

Events of Default:	Only the following (subject to customary thresholds and grace periods to be agreed upon, consistent with the Documentation Principles, and applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants provided that with respect to the Financial Covenant, a breach shall only result in an event of default with respect to the Term Loan Facility upon the Lenders under the Revolving Facility having terminated the commitments under the Revolving Facility and accelerated any Revolving Loans then outstanding; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration; bankruptcy and similar events (other than with respect to immaterial subsidiaries); material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control.

Unrestricted Subsidiaries	The definitive documentation will contain provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Target) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (x) no default or event of default then exists or would result therefrom and (y) after giving effect to any such designation or re-designation from an unrestricted subsidiary to a restricted subsidiary, whether or not the Financial Covenant is then required to be tested, the Borrower shall be in pro forma compliance with the Financial Covenant as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. The designation of any subsidiary as an “unrestricted subsidiary” shall constitute an investment for purposes of the investments negative covenant in the Facilities Documentation. Redesignation of any “unrestricted subsidiary” as a “restricted subsidiary” shall require compliance with the debt and lien negative covenants in the Facilities Documentation. Unrestricted subsidiaries will not be subject to the representations and warranties or the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation, except to the extent of distributions from any unrestricted subsidiary actually received by the Borrower or any Guarantor.

Voting:	Usual for facilities and transactions of this type. For the avoidance of doubt, amendments and waivers of the Financial Covenant shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility. No amendment, or waiver of any provision of any loan document shall be effective without the written consent of the Borrower, the

Guarantors, and the required lenders; provided that no such amendment shall (a) extend or increase the commitment of any Lender without the written consent of each Lender directly affected thereby; (b) postpone any date scheduled for, or reduce the amount of, any payment of principal, premium or interest without the written consent of each Lender affected thereby; (c) reduce the principal of, or the rate of interest specified on, any loan or letter of credit borrowing or any fees or other amounts payable under any loan document without the written consent of each Lender affect thereby (provided that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the affected Lenders, affect the fees or other amounts payable to the Administrative Agent); (d) change any provision of the voting requirements; the definition of required lenders or “pro rata share”; the requirement that any mandatory prepayment of term loans be paid to the Lenders in accordance with their respective pro rata shares; the requirement that, upon any reduction of unused commitments of any class (other than due to any permitted replacement of any Lender by the Borrower), the commitment of each Lender of such class be reduced by such Lender’s pro rata share of the amount by which such commitments are reduced; provisions setting forth the application of funds following the exercise of remedies by Agent due to an event of default; or provisions concerning Lender treatment of any payments received by it in excess of its ratable share thereof, in each case without the written consent of each Lender affected thereby; (e) other than pursuant to a permitted disposition or a permitted fundamental change, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, or (f) other than pursuant to a permitted disposition or a permitted fundamental change, release all or substantially all of the aggregate value of the guarantees, without the written consent of each Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type and consistent with the Documentation Principles (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Secured Facilities with the consent of the Borrower (not to be unreasonably withheld and as to which the Borrower will be deemed to have consented 10 business days after any request for consent unless the Borrower responds otherwise); provided that such consent of the Borrower shall not be required (i) under the Revolving Facility, if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of a Lender under the Revolving Facility, (ii) under the Term Facility, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, or (iii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to customary exceptions), and, with respect to assignment under the Revolving Facility, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed. Each assignment will be subject to a minimum amount to be agreed. Assignments will be by novation and will not be required to be pro rata between the Secured Facilities. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein and in the Commitment Letter. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, (i) assignments and participations shall not be permitted to any natural person and (ii) assignments (and, to the extent the Disqualified Institution list is made available to the Lenders, participations) shall not be permitted to Disqualified Institutions (the list of which may be updated in writing from time to time after the Closing Date with respect to competitors of the Borrower); provided that the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Institutions.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders).

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries (each, a “Purchasing Borrower Party”) may purchase from any Lender, at individually negotiated prices, outstanding principal amounts or commitments under the Term Facility in a non-pro rata manner; provided that (i) any commitments or loans so repurchased shall be immediately cancelled, (ii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases, (iii) neither the Borrower nor any of its affiliates shall be required to make any representation that is not in possession of material non-public information with respect to the Borrower, its subsidiaries or its securities and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Indemnification by Borrower of the Agent, Lead Arrangers, Syndication Agent, Lenders, Issuing Bank, Swingline Lender, their respective successors and assigns and the affiliates, officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Secured Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by Holdings, the Target or any of their respective affiliates) that relates to the Transactions, including the Secured Facilities, the Acquisition or any transactions in connection therewith (limited, in the case of counsel, to a single firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of one other firm of counsel for such affected Indemnified Person))); provided that the foregoing indemnity will not apply (i) to the extent determined by a court of competent jurisdiction in a final, non- appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, advisors, controlling persons or members, (ii) arising from a material breach of such Indemnified Person’s (or any of its controlled or controlling affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members) obligations under the definitive loan documentation (as determined in a final, nonappealable judgment by a court of competent jurisdiction), or (iii) to the extent arising from any dispute solely among Indemnified Persons, or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, advisors, controlling persons or members (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Lead Arranger, Issuing Bank or Swingline Bank in its capacity as such) and not arising out of any act or omission on the part of the Borrower or any of its subsidiaries. In addition, all reasonable, documented out-of-pocket expenses (limited, in the case of counsel, to a single firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of one other firm of counsel for such affected Indemnified Person))) of (x) the Agent, Lead Arrangers, the Syndication Agent, the Issuing Bank, the Swingline Lender and the Lenders for the enforcement costs and documentary taxes associated with the Secured Facilities and (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Secured Facilities (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Agent and Lead Arrangers:	Latham & Watkins LLP.

ANNEX B-I

Interest Rates:	The interest rates under the Term Loan Facility will be (i) if the Borrower (x) has received a public corporate credit rating of BB (stable) or better from S&P and (y) has received a public corporate family rating of Ba2 (stable) or better from Moody’s, at the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50% or (ii) otherwise, at the option of the Borrower, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the Revolving Facility (i) if the Borrower (x) has received a public corporate credit rating of BB (stable) or better from S&P and (y) has received a public corporate family rating of Ba2 (stable) or better from Moody’s, at the option of the Borrower, Adjusted LIBOR plus 2.25% or ABR plus 1.25% or (ii) otherwise, at the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest quoted in the Wall Street Journal as the “prime rate” (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars and (b) in the case of the Term Loan Facility, 0.75% per annum.

OID/Closing Fees:	The Borrower shall pay closing fees for the account of each Lender on the Closing Date, as fee compensation for the funding of such Lender’s loans under the Term Facility and funded and unfunded commitments under the Revolving Facility in an amount equal to (x) 0.50% of the stated principal amount of such Lender’s loans under the Term Facility (payable to such Lender out of the proceeds of its loans under the Term Facility as and when funded on the Closing Date), plus (y) 0.50% of such Lender’s funded and unfunded commitments under the Revolving Facility (which shall include the face amount of any issued by undrawn letter of credit thereunder).

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, 0.50% per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility (other than the Swingline Lender) pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate

Margins and Commitment Fees:	From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, (x) commitment fees in respect of the undrawn portion of the commitments under the Revolving Facility will be subject to one reduction to 0.375% per annum and (y) interest rate margins under the Revolving Facility will be subject to two 25 basis point reductions, in the case of each of the foregoing, based upon a First Lien Net Leverage Ratio to be agreed.

Exhibit C

Project Paladin

$4,800 million Senior Secured Term Loan Facility

$500 million Senior Secured Revolving Facility

CONDITIONS PRECEDENT TO INITIAL BORROWINGS

Except as otherwise set forth below, the initial borrowing under each of the Secured Facilities shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1.	The Acquisition shall be consummated simultaneously or substantially concurrently with the closing under the Secured Facilities on the terms described in the Merger Agreement. The Merger Agreement shall not have been amended or waived by Borrower or any of its affiliates, nor shall Borrower or any of its affiliates have given a consent thereunder that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Commitment Parties (which approval shall not be unreasonably withheld, delayed or conditioned).

2.

Since the date hereof, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Target to consummate the Merger and the other transactions contemplated by the Merger Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Target and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred for purposes of clause (ii) of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the industries in which the Target and its Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of the Target, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (D) any failure, in and of itself, by the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (E) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, other than for purposes of Section 3.4 of the Merger Agreement or Section 6.2(a) of the Merger Agreement (insofar as it relates to Section 3.4 of the Merger Agreement), (F) compliance with the terms of, or the taking of any action required by, the Merger Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) or (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; except, in the cases of clauses (A), (B), (G) and (H), to the extent that the Target and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Target and its Subsidiaries operate. Each of the capitalized terms used in the definition of “Company Material Adverse Effect” (other than “Company Material Adverse Effect”, “Merger Agreement” and “Target”, which shall have the meanings given to such terms in the Commitment Letter) shall have the meanings given to such terms in the Merger Agreement as of the date hereof.

3.	The Lead Arranger shall have received (a) audited consolidated balance sheets and related statements of operations, equity and cash flows of the Borrower and the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and the Target for any subsequent interim financial period ended at least 45 days prior to the Closing Date (other than the fourth fiscal quarter of each of the Target’s and the Borrower’s fiscal year), and for the comparable period of the prior fiscal year, in each case in accordance with GAAP.

4.	The Lead Arranger shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), which reflect adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, as amended, and any other adjustments customary for Rule 144A transactions, it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower.

5.	The Commitment Parties shall have been afforded a period of at least 15 consecutive business days following receipt of the financial information in paragraphs 3 and 4 above (the “Required Information”) to syndicate the Secured Facilities; provided that such period shall (i) exclude the days from and including July 3 to July 4 (which for purposes of such calculation shall not constitute business days), (ii) exclude the days from and including November 27 to November 28 (which for purposes of such calculation shall not constitute business days), (iii) have either ended on or prior to August 15, 2014 or, if the period has not ended on or prior to August 15, 2014, then such period shall commence no earlier than September 2, 2014 and (iv) have either ended on or prior to December 19, 2014 or, if the period has not ended on or prior to December 19, 2014, then such period shall commence no earlier than January 5, 2015 (it being understood that any period covering the dates described in clauses (i) or (ii) shall be deemed consecutive for purposes of the foregoing). Notwithstanding the foregoing, if the Borrower in good faith reasonably believes that it has delivered the Required Information, it may deliver to the Commitment Parties a written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless the Commitment Parties in good faith reasonably believe that the Borrower has not completed delivery of the Required Information and, within two business days after the delivery of such notice the Borrower, the Commitment Parties deliver a written notice to the Borrower to that effect (stating with specificity which Required Information the Borrower has not delivered).

6.	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date) shall, upon the initial borrowing under the Secured Facilities, have been paid (which amounts may be offset against the proceeds of the Secured Facilities).

7.	The Lead Arranger shall have received (a) reasonably satisfactory customary legal opinions of counsel for the Borrower and the Guarantors; (b) a certificate from the chief financial officer of the Borrower in the form attached as Exhibit D (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); (c) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); (d) customary corporate documents, consents and officers’ and public officials’ certifications for the Borrower and the Guarantors; (e) all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of this Exhibit C; (f) execution of the Guarantees by the Guarantors, which shall be in full force and effect; (g) evidence of authority for the Borrower and the Guarantors; (h) accuracy of the Specified Representations and of the Target Representations (each such term as defined below) in all material respects on the Closing Date; and (i) delivery of a notice of borrowing.

8.	The Refinancing shall be consummated simultaneously or substantially concurrently with the closing under the Secured Facilities and all security interests and guarantees in connection therewith shall be terminated and released.

Notwithstanding anything in this Exhibit C, the Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the accuracy of which shall be a condition to the availability of the Secured Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Borrower or its applicable subsidiary under the Merger Agreement has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement) (the “Target Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower in the definitive documentation for the Secured Facilities, and (b) the terms of the definitive documentation for the Secured Facilities shall be such that they do not impair the availability of the Secured Facilities on the Closing Date if the conditions set forth in this Exhibit C, in the paragraph titled “Conditions to Initial Borrowing” in the Term Sheet, and in Section 7 of the Commitment Letter are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Secured Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent (as defined in the Term Sheet) and the Borrower). “Specified Representations” means the representations of the Borrower in the Facilities Documentation relating to incorporation or existence, corporate power and authority to enter into the Facilities Documentation, due authorization and execution of the Facilities Documentation, no conflict with organizational documents or the Company’s existing note indenture, delivery and enforceability of the Facilities Documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth on Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, the use of proceeds of the Secured Facilities not violating FCPA, OFAC and laws against sanctioned persons (in each case, in a manner consistent with the Documentation Principles), use of proceeds, and the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above).

Exhibit D

FORM OF

SOLVENCY CERTIFICATE

[            ], 20[    ]

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], 20[    ], among [            ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I, the undersigned, the [Chief Financial Officer] of the Borrower, in that capacity only, and not in my individual capacity, do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts or circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. I am familiar with the Transactions, and I (or officers of the Borrower under my direction and supervision) have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such other documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered only in my capacity as [Chief Financial Officer] of the Borrower, and not individually, and without any personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name:
Title:	[Chief Financial Officer]

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